EXECUTION COPY


                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                         PVI VIRTUAL MEDIA SERVICES, LLC

         This Limited Liability Company Agreement (this "Agreement") of PVI Virtual Media Services, LLC , dated May 22, 2003, is entered into by PVI Holding, LLC, a Delaware limited liability company ("Holding"), Presencia en Medios, S.A. de C.V., a Mexican corporation ("Presencia"), and Presence in Media, LLC, a Delaware limited liability company and wholly-owned subsidiary of Presencia ("PiM"), for the purpose of forming a limited liability company (the "Company") pursuant to and in accordance with the Delaware Limited Company Act (6 Del.C. ss. 18-101, et seq.), as amended from time to time (the "Act"), upon the following terms and conditions:

         1. Name. The name of the Company is PVI Virtual Media Services, LLC.

         2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

         3. Registered Office. The address of the registered office of the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

         4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

         5. Members. The names and business addresses of the Members of the Company, the amount credited to each Member's capital account (each, a "Capital Account") and each Member's limited liability company interest (each, a "Percentage Interest") are set forth on Schedule A attached hereto. To the extent that any additional or substitute members (together with the Initial Members, "Members") are hereafter admitted to the Company, the Company shall revise Schedule A of this Agreement accordingly.

         6. Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in accordance with the Act and shall continue until dissolution of the Company in accordance with the Act or Section 27 of this Agreement.

         7. Management of the Company.

              (a) Board of Managers. The Members hereby vest the management and operation of the business and affairs of the Company in a management board (the

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"Board of Managers"). The Board of Managers shall consist of two (2) managers
(each, a "Manager"), who initially shall be Lawrence Burian and Eduardo Sitt.

              (b) Powers. Except as otherwise provided by law or this Agreement, the Board of Managers shall have the right, power, and authority to oversee the business and affairs of the Company and its subsidiaries and to perform all acts and other undertakings that it may in its discretion deem necessary or advisable in furtherance thereof, in each case in accordance with the provisions of this Agreement. Any action taken by the Board of Managers or bona fide agent thereof, to the extent authorized by the Board of Managers, that is not otherwise in violation of applicable law shall constitute the act of, and shall serve to bind, the Company. Any action by a Member taken without the approval of the Board of Managers shall not bind the Company. Each Member, Manager and any officer of the Company is hereby designated as an "authorized person", within the meaning of the Act, to execute and file all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the Secretary of State of the State of Delaware and any applicable filings as a foreign limited liability company in any State where such filings may be necessary or desirable. The Board of Managers may delegate to any officer of the Company elected in accordance with Section 8 below, any of the powers of the Board of Managers set forth in this Agreement. In the event of a vacancy in the Board of Managers, the remaining Managers, except as otherwise provided by law, may exercise the powers of the full Board of Managers until the vacancy is filled.

              (c) Right to Appoint Managers.

              (i) Holding shall have the right to appoint to the Board of Managers and maintain in office one (1) Manager (the "Holding Manager") and the first Holding Manager shall be Lawrence Burian.

              (ii) PiM shall have the right to appoint to the Board of Managers and maintain in office one (1) Manager (the "PiM Manager") and the first PiM Manager shall be Eduardo Sitt.

              (d) Removal of Appointed Managers. Each Member shall have the right to remove any Manager nominated by it and appoint another Manager, in each case by giving notice in writing to the Company or orally at a meeting of the Board of Manager.

              (e) Indemnity upon Removal of Manager. If any Member removes a Manager nominated by it from his office, that Member shall be responsible for and shall indemnify the other Members and the Company against any loss, liability or cost that any of them may suffer or incur as a result of any claim by such Manager arising out of such removal.

              (f) Vacancies. Any vacancy on the Board of Managers created by the resignation, incapacity, retirement or death of any Manager that is nominated by a

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Member shall be filled by appointment by the Member who had the right to nominate such Manager. Any vacancy on the Board of Managers created by the resignation, incapacity, retirement or death of any Manager that is not nominated by a Member shall be filled as determined by the Board of Managers. If a Manager is nominated by a Member, and such Member ceases for any reason to be a Member, such Manager shall be deemed to have resigned from the Board of Managers upon such event, and the Board of Directors shall have the right to determine which Member can designate a successor Manager to fill such vacancy.

              (g) Meetings of the Board. The Board of Managers may hold meetings, both regular and special, within or without the State of Delaware. Regularly scheduled meetings of the Board of Managers may be held upon not less than fourteen (14) days' prior notice, at such time, date and place as the Board may from time to time determine. Special meetings of the Board of Managers may be called at any time by any Manager upon at least forty-eight (48) hours prior notice to the other Managers. Any such meeting of the Board shall be held at such date, time and place as may be stated in the notice of the meeting.

              (h) Quorum; Vote Required for Action. The presence of two (2) Managers shall constitute a quorum for the transaction of business. All actions taken by the Board of Managers shall require the affirmative vote of two (2) Managers.

              (i) Adjournment of Meetings. If within a half an hour of the time appointed for a meeting of the Board of Managers a quorum is not present, the meeting shall be adjourned to the date, time and place as determined by the Managers present. Each Manager not present at the meeting shall be notified by writing by the Company of the date, time and place of the adjourned meeting.

              (j) Participation in Meetings by Conference Telephone Permitted. Managers may participate in a meeting of the Board of Managers by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting. All resolutions adopted at any such meeting shall be reduced to writing and included in the minutes of such meeting.

              (k) Consent of the Board of Managers in Lieu of Meeting. Any action that may be taken at any meeting of the Board of Managers may be taken without a meeting by unanimous written consent of the Board of Managers.

              (l) Waiver of Notice of Meetings of the Board of Managers. Notice of a meeting need not be given to any Manager if: (i) action is taken under paragraph (k) above; (ii) a written waiver of notice is executed before or after the meeting by such Manager; (iii) communication with such Manager is unlawful; or (iv) such Manager attends the meeting in question, unless such attendance was for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the

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meeting was not lawfully called or convened. A notice or waiver of notice of a meeting of the Board of Managers need not specify the purpose of the meeting

              (l) Member's Consent Rights. The Company may take the following actions only with the written consent of each of the Initial Members holding a Percentage Interest of at least 20% at the time of the determination, and all parties hereto agree to use their respective rights and powers to procure so far as they are able that no such act is carried out unless such consent has been given:

              (i) any voluntary liquidation, dissolution, bankruptcy or winding up of the Company or any of its subsidiaries;

              (ii) any merger, consolidation or combination of the Company or any of its subsidiaries with any other entity in which the Company or subsidiary is not the surviving entity, or the sale or restructuring of the Company or any of its subsidiaries;

              (iii) the issuance of any capital stock in any of the Company's subsidiaries (other than to the Company);

              (iv) any amendment or modification of the limited liability company agreement, certificate of incorporation or bylaws of the Company or any of its subsidiaries;

              (v) the acquisition by the Company or any of its subsidiaries of any material business enterprise;

              (vi) the sale or transfer of assets of the Company or any of its subsidiaries in one or a series of related transactions that has an aggregate fair market value of more than 20% of the Company's consolidated assets or that is otherwise not in the ordinary course of business;

              (vii) any capital expenditure (or commitment to such expenditure) by the Company or any of its subsidiaries that exceeds by more than 20% the allocation set forth in the Annual Budget;

              (viii) the incurrence by the Company or any of its subsidiaries of any borrowing or any other indebtedness or liability in the nature of borrowing that exceeds by more than 20% the allocation set forth in the Annual Budget;

              (ix) any material transaction between the Company or any of its subsidiaries with any Affiliate of a Member (excluding the transactions contemplated in the Company's licensing agreements with Cablevision Systems Corporation or its Affiliates) or otherwise inconsistent with the ordinary course of business;

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              (x) the hiring, removal, replacement or increase in the
     compensation of any executive officer, including the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, and Chief Technology Officer, of the Company; or

              (xi) the appointment or removal of the auditors of the Company.

         8. Officers. The Board of Managers shall have the power to elect such officers of the Company as it may deem proper. All officers of the Company elected by the Board of Managers shall hold office for such term as may be determined by the Board of Managers or until their respective successors are appointed. Any officer may be removed from office at any time either with or without cause by the Board of Managers. Each officer of the Company shall have such powers and duties as shall be granted by the Board of Managers and are not inconsistent with this Agreement.

         9. Capital Contribution. The Members have contributed cash and other property to the Company as set forth on Schedule B hereof.

         10. Initial Contributions. As of the date of this Agreement, the Initial Members have made the contributions specified on Schedule B of this Agreement. In addition, at the time of the closing (as defined in the asset purchase agreement to be entered into by the Company with Princeton Video Image, Inc. ("PVI")) or, if the Company and PVI do not enter into an asset purchase agreement, at such other time as the Initial Members shall mutually agree (in either event, the "Closing"), Holding will contribute $1,800,000 and PiM will contribute $1,650,000 to the Company, and Schedules A and B shall be revised accordingly.

         11. Additional Contributions. The Members are not required to make any additional capital contributions to the Company. However, the Members may make additional capital contributions to the Company in such amounts and at such times as the Board of Managers shall permit. The Board of Managers shall revise Schedule B of this Agreement to reflect any additional capital contributions.

         12. Capital Accounts.

              (a) The Company shall maintain a separate Capital Account for each Member in accordance with U.S. federal income tax accounting principles. The initial Capital Account balance of each Member shall be as specified in Schedule
A. The Capital Account of each Member shall be (i) increased by (A) the amount of cash and the fair market value of other property contributed to the Company by such Member as a capital contribution (net of liabilities of such Member assumed by the Company and liabilities to which such contributed property is subject) and (B) profits and any other items of income or gain allocated to such Member pursuant to Section 13 and (ii) decreased by (A) the amount of cash and fair market value of any property distributed to such Member (net of liabilities of the Company assumed by such Member and liabilities

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to which such distributed property is subject), and (B) losses and any other items of deduction or credit allocated to such Member pursuant to Section 13.

              (b) No Member shall be entitled to interest on its capital contributions or on the positive balance in it Capital Account and no such interest shall accrue.

         13. Tax Treatment. The Members hereby agree that the Company shall be treated as a partnership for U.S. federal, state and local tax purposes.

         14. Allocation of Profits and Losses. The Company's profits and losses (as well as any other items in the nature of income, gain, loss, deduction or credit) shall be allocated to each Member in accordance with such Member's Percentage Interest set forth on Schedule A hereof.

         15. Distributions. Distributions of cash or other assets of the Company shall be made to each Member in accordance with such Member's Percentage Interest set forth on Schedule A hereof.

         16. Assignment of Member's Interest.

              (a) Transfer Restrictions. Any sale, transfer, assignment, pledge or other disposition ("Transfer") of any interest in the Company in violation of the terms of this Agreement shall be null and void and shall not be recognized by the Company.

              (b) Permitted Transfers. The following Transfers of all but not less than all of a Member's interest in the Company ("Permitted Transfer") may be made free of the restrictions and requirements of paragraphs (c), (d), (e),
(f) and (g) of this Section 16 to a permitted transferee (a "Permitted Transferee") as set forth below: (A)(i) a Member who is an individual may transfer any or all of the interest in the Company owned by him or her to his or her spouse, parents, siblings or lineal descendants (by blood or adoption), or to trusts, partnerships, limited liability companies, corporations or similar entities established solely for the benefit of such Member; (ii) a Member who is a partnership, corporation or trust may transfer any or all of the interest in the Company owned by such Member (x) to its Affiliates, (y) to its general or limited partners, shareholders or beneficiaries, or (z) to an entity owned by or organized for the benefit of the general or limited partners, shareholders, officers, directors, employees, Affiliates or beneficiaries of such Member, as applicable; (iii) a Member may pledge any interest in the Company owned by such Member to secure the repayment of any bona fide indebtedness owing by such Member to a financial institution, provided that such Member retains the rights of a Member until such time as the pledgee shall have realized upon the pledge and that the provisions of this Agreement, including this Section 16, shall be applicable to such interest so pledged; and (iv) transfers to the Member's immediate family or lineal descendants upon such Member's death. The rights granted to each Member under this Agreement shall inure to the benefit of any of its respective Permitted Transferees as though such Permitted Transferee were the same type of

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Member as the transferor, and such Permitted Transferee shall be required to comply with all applicable provisions of this Agreement to the same extent as the transferor.

              (c) Right of First Negotiation. If an Initial Member (the "Selling Initial Member") desires to Transfer, directly or indirectly, in whole or in part, its interest in the Company (the "Offered Initial Member Interest") to a third party other than a Permitted Transferee that would trigger paragraphs 16(d) or (f), the Selling Initial Member shall first give written notice (the "Negotiation Notice") to the other Initial Member ("RFN Initial Member") of its desire to so sell the Offered Initial Member Interest. Upon receipt of the Negotiation Notice, the RFN Initial Member may attempt to negotiate the purchase of all but not less than all of the Offered Initial Member Interest for a period of ten (10) Business Days or such shorter or longer period as agreed in writing by the Initial Members ("Negotiation Period"). The Selling Initial Member shall have no obligation of any kind to sell or to reach an agreement to sell the Offered Initial Member Interest to the RFN Initial Member. The consummation of any sale negotiated within the Negotiation Period pursuant to this paragraph 16(c) shall be made free of the restrictions and requirements of paragraphs 16(d), (e) and (f) and must be consummated within thirty (30) Business Days following the end of the Negotiation Period (except as such time period must be extended to comply with Hart-Scott-Rodino or other regulatory filings or by mutual written agreement of the Initial Members). If (a) the Selling Initial Member, in its sole discretion, does not agree to sell the Offered Initial Member Interest to the RFN Initial Member within the Negotiation Period or (b) any agreed sale is not consummated within the 30 Business Day period (as may be extended per the above), the Selling Initial Member shall have the right to Transfer the Offered Initial Member Interest to any other party, subject to paragraphs 16(b), (d), (e) and (f). The Selling Initial Member will not again be subject to this paragraph 16(c) with respect to any proposed Transfer of the Offered Initial Member Interest unless more than one hundred eighty (180) days has elapsed from the expiration of the Negotiation Period. Nothing contained in this paragraph 16(c) shall in any way limit an Initial Member's rights regarding an Offer Transfer Notice or Co-Sale Notice (each as defined below) initiated by another Member.

              (d) Right of First Offer.

              (i) If a Member proposes to Transfer, directly or indirectly, in whole or in part, its interest in the Company (the "Offered Interest") to a third party other than a Permitted Transferee, such Member (the "Selling Member") shall first give written notice (the "Offer Transfer Notice") to the Company of its intention to sell the Offered Interest and of the terms and conditions ("Offer Terms") on which the offer is proposed to be made, including the cash value of the consideration and the date upon which the sale is proposed to be made. The Company shall deliver such Offer Transfer Notice to each Member other than the Selling Member ("Other Offerees") within five (5) Business Days of receipt thereof.

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              (ii) The Company shall have the right (subject to the consent of the Initial Members), but not the obligation, to purchase all or a portion of the Offered Interest, subject to the Offer Terms. If the Company elects to acquire all or any portion of the Offered Interest, the Company shall so notify the Selling Member within ten (10) Business Days after delivery of the Offer Transfer Notice to the Company. Any such election shall be made by written notice (a "Company Offer Election Notice") to the Selling Member. The Company Offer Election Notice shall specify the portion of the Offered Interest to which the Company desires to purchase on the Offer Terms. The Company shall also deliver such Company Offer Election Notice to the Other Offerees within the same day in which it delivered the Company Offer Election Notice to the Selling Member.

              (iii) In the event that the Company does not elect to purchase all of the Offered Interest, the Other Offerees shall have the right, but not the obligation, to purchase its pro rata share ("Pro Rate Offered Interest") of the Offered Interest that the Company has not elected to purchase pursuant to subparagraph 16(d)(ii) above in proportion to its Percentage Interest in the Company, subject to the Offer Terms. If any of the Other Offerees elects to acquire all or any portion of its Pro Rata Offered Interest, such Other Offeree shall so notify the Selling Member and the Company within ten (10) Business Days after delivery of the Offer Transfer Notice. If and to the extent that any Pro Rata Offered Interest is not subscribed to by any of the Other Offerees within the 15 Business Day period, then the Other Offerees who have elected to purchase a Pro Rata Offered Interest shall be given written notice thereof and shall have the right (exercisable by written notice to the Selling Member within three (3) Business Days after receipt of such written notice) to purchase from the Selling Member the Pro Rata Offered Interest not otherwise subscribed to (pro rata among those such Other Offerees who exercise such right).

              (iv) If the Company and the Other Offerees make any such election described above in this paragraph 16(d), the closing of the sale of the Offered Interest shall be on the tenth Business Day (except as such time period must be extended to comply with Hart-Scott-Rodino or other regulatory filings) after the expiration of the notice periods set forth above. At such closing, the Selling Member shall sell and transfer the Offered Interest against receipt of consideration from the Company and/or the purchasing Other Offerees on the Offer Terms.

              (v) Notwithstanding the foregoing, in the event that (i) the Company and the Other Offerees do not elect to purchase all of the Offered Interest or (ii) the closing of the sale of all of the Offered Interest to the Company and/or the Other Offerees has not been completed by the scheduled closing date (other than to the extent such delay is caused by the Selling Member), the Selling Member shall have no obligation to sell to the Company and the Other Offerees and shall have the right to sell or transfer any or all of the Offered Interest to any


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     third party, subject to the provisions of paragraph 16(e), at any time within ninety (90) days following the later of (i) expiration of the period in which an Offeree may elect to purchase the Offered Interest ("Offer Period Expiration") or (ii) the last date for closing of such sale ("Last Closing Date"), provided, however, that the consideration offered equals or exceeds and the other terms and conditions of such offer are at least as favorable in the aggregate to the Selling Member as those first offered to the Offerees. The consummation of the sale or transfer to any third party shall occur within six (6) months after the Offer Period Expiration or Last Closing Date, as applicable, and if not so consummated, the Selling Member shall be prohibited from selling or transferring its interest unless it again complies with the terms of this paragraph 16(d) in respect of the Offered Interest. If the Selling Member elects to sell the Offered Interest to the third party pursuant to this paragraph, then it shall provide a written notice of its intention to make such sale ("Co-Sale Notice") together with a copy of any definitive documentation of such sale to the Company and Initial Members at least thirty (30) days prior to the proposed sale. In the Co-Sale Notice, the Selling Member will state (a) the portion of the Offered Interest to be Transferred ("Co-Sale Interest"), (b) the name and address of the prospective transferee, (c) the expected closing date of the transaction, and (d) confirmation that the prospective transferee has been informed of the provisions of paragraph 16(e).

              (e) Co-Sale Right.

              (i) Co-Sale Rights. If any Member proposes to Transfer, directly or indirectly, in whole or in part, its Co-Sale Interest to a third party other than a Permitted Transferee, the Initial Member that did not exercise its rights and did not purchase any Offered Interest under paragraph 16(d) (the "Co-Sale Offerees") shall have the right ("Co-Sale Right") to participate in such Transfer to the prospective purchaser pursuant to this paragraph 16(e) and the terms and conditions of such Transfer. The Co-Sale Offerees shall have ten (10) Business Days following receipt of the Co-Sale Notice to deliver a written notice to the Selling Member electing to exercise its Co-Sale Right ("Co-Sale Election Notice"). The consummation of such Transfer shall occur within ninety (90) days of the Co-Sale Transfer Notice (except as such time period must be extended to comply with Hart-Scott-Rodino or other regulatory filings), and if not so consummated, the Selling Member shall be prohibited from selling or transferring its interest unless it again complies with the terms of this paragraph 16(e) in respect of the Co-Sale Interest.

              (ii) Interest to be Sold. The Selling Member shall use its best efforts to arrange for the sale to the prospective purchaser of a portion of the interest in the Company held by each Co-Sale Offeree who elects to exercise its Co-Sale Right ("Electing Co-Sale Offerees") that bears the same proportion to such Electing Co-Sale Offeree's total interest in the Company as the Co-Sale Interest bears to the Selling Member's total interest in the Company, at the


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     purchase price and on the other terms and conditions specified in the
     Co-Sale Notice. If the prospective purchaser will not purchase all of the interest in the Company that the Selling Member and the Electing Co-Sale Offerees wish to sell pursuant to this paragraph 16(d), then each of the Selling Member and the Electing Co-Sale Offerees shall be entitled to sell to such prospective purchaser its pro rata portion of the total interest in the Company that the prospective purchaser desires to purchase in proportion to its Percentage Interest in the Company.

              (iii) Updates to Co-Sale Notice. The Selling Member shall update the Co-Sale Notice by promptly providing to each Co-Sale Offeree with notice of any material changes to the information contained therein, including changes to the amount of interest in the Company the prospective purchaser is willing to purchase and any of the definitive documentation originally provided along with the Co-Sale Notice. Upon receipt of each such updated notice, (i) each Electing Co-Sale Offeree shall have the right to withdraw such Electing Co-Sale Offeree's election to participate and
     (ii) each Co-Sale Offeree that did not elect to exercise its Co-Sale Right shall have the right to elect to participate, in each case by delivery of written notice to that effect to the Selling Member within five (5) Business Days after the date such updated notice is received.

              (iv) Sale to Prospective Purchaser. Upon compliance with the provisions of this paragraph 16(e), the Selling Member and each Electing Co-Sale Offeree shall sell to the prospective purchaser all of the interest in the Company proposed to be sold by them at a price equal or greater and upon terms and conditions not more favorable in the aggregate to the prospective purchaser than those contained in the Co-Sale Notice (or the final update thereof pursuant to subparagraph 16(e)(iii)).

              (f) Drag-Along Right.

              (i) Notwithstanding anything to the contrary contained in this Agreement but subject to paragraph 16(c) and (d), if, at any time and from time to time after the fifteenth month anniversary of the date of this Agreement, an Initial Member holding at least a 51% interest in the Company, individually or in a group with other Members, wishes to sell in a bona fide arms' length sale (the "Proposed Sale") an aggregate of at least a 51% interest in the Company to a third party other than a Permitted Transferee (the "Proposed Purchasers"), such Initial Member (the "DAR Selling Member") shall have the right (the "Drag-Along Right") to require each other Member to sell to the Proposed Purchasers the same proportion of its interest in the Company as is being sold by the DAR Selling Member at the same price and on the same terms. Each Member agrees to take all steps necessary to enable him or it to comply with the provisions of this paragraph 16(f).

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              (ii) To exercise a Drag-Along Right, the DAR Selling Member shall give written notice to each other Member of its intention to sell its interest, to exercise its Drag-Along Right and of the terms and conditions of the proposed sale, including the consideration offered and the date upon which the sale is proposed to be made (the "Drag-Along Notice"). Thereafter, each other Member shall be obligated to sell its interest subject to such Drag-Along Notice, provided, that the sale to the Proposed Purchasers is consummated at a price equal or greater and on terms and conditions no more favorable in the aggregate to the Proposed Purchaser than those set forth in the Drag-Along Notice and within ninety (90) days of delivery of the Drag-Along Notice. If the sale is not consummated within such 90-day period, then each Member shall no longer be obligated to sell such Member's interests pursuant to that specific Drag-Along Right but shall remain subject to the provisions of this paragraph 16(f).

              (g) Preemptive Right. If the Company proposes to issue any equity interest in the Company or any securities convertible into such interest ("Preempted Interest"), the Company shall first give to the Initial Members written notice setting forth in reasonable detail the consideration and other terms on which such Preempted Interest is proposed to be sold and the amount thereof proposed to be issued or sold. Each Initial Member shall thereafter have the preemptive right, exercisable by written notice to the Company no later than fifteen (15) Business Days after the Company's notice is given, to subscribe to such issuance in proportion to its relative Percentage Interest in the Company prior to such issuance, at the price and on the other terms set forth in the Company's notice. During the one hundred twenty (120) days following the expiration of the 15 Business Day period, the Company shall be entitled to sell any portion of the Preempted Interest which the Initial Members have not elected to purchase at a price equal to or greater than and on terms and conditions no more favorable in the aggregate to the purchasers thereof than those offered to the Members.

              (h) No Waiver. The exercise or non-exercise by any Member of its rights pursuant to this Section 16 with respect to any particular proposed Transfer or issuance of equity interest shall be without prejudice to its rights under this Section 16 with respect to any future proposed Transfer or issuance of equity interest.

         17. Additional Members. All transferees of interest in the Company in accordance with the terms of this Agreement shall be admitted as Members. Any such admitted Member shall be bound by the provisions of this Agreement. In connection with any such admission, the Board of Managers shall amend Schedule A hereof to reflect the name, business address, and Percentage Interest of the admitted Member.

         18. Annual Budget. Not later than thirty (30) days prior to the commencement of each fiscal year of the Company (other than the initial fiscal year of the Company), the Company shall prepare and provide an annual budget and operating plan (an "Annual Budget") of the Company and its Subsidiaries for the next succeeding fiscal year to the Board of Managers for its consideration and approval. The Board of Managers shall not approve any Annual Budget that does not include a reasonable and appropriate allocation, to the extent that the Company has sufficient cash resources to do so, for the continued development of the iPoint technology. Following the initial fiscal year of the Company, if the Board does not approve the proposed Annual Budget, then (i) with respect to any disputed line items, the amount set forth in the Annual Budget for the previous year shall be controlling until the Board approves a revised amount, and (ii) with respect to any line items which are not in dispute, the undisputed amounts shall be controlling.

         19. Financial Information.

              (a) Within seventy-five (75) days after the end of each fiscal year, the Company shall deliver to each Member an audited consolidated balance sheet as of the end of such fiscal year and the related consolidated income statement and statement of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (if applicable), certified by a firm of independent public accounts of national recognized standing.

              (b) Within thirty (30) days after end of each fiscal quarter, the Company shall deliver to each Member an unaudited consolidated balance sheet of the Company and its subsidiaries as of the end of such fiscal quarter and the related consolidated income statement and statement of cash flows for such fiscal quarter, setting forth in each case in comparative form the figures for the previous fiscal quarter (if applicable), reviewed in accordance with the Statement of Auditing Standards No. 100.

              (c) Within ten (10) days after the end of each calendar month, the Company shall deliver to each Member a report summarizing the operations and cash positions of the Company and its subisidiaries during such month, all material events with respect to the Company or its subsidiaries and the outlook for the Company and its subsidiaries, including variations from the Annual Budget.

         20. Initial Public Offering of the Company. Prior to any Initial Public Offering by the Company, the Board of Managers shall approve a plan to effect such Initial Public Offering (a "IPO Plan") that requires (i) the conversion of the Company from a limited liability company to a corporation ("Corporate Conversion"), whether by means of conversion, merger, formation or acquisition by the Company of a corporation created to facilitate the IPO Plan or acquisition of the Company by a corporation created to facilitate the IPO Plan and (ii) the successor company to grant the registration rights set forth in
Section 21 hereof. Each party agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as, in the reasonable opinion of the Board of Managers, may be necessary or advisable to carry out the intent and purpose of the IPO Plan.

         21. Registration Rights.

              (a) Piggyback Registrations. In the event of a registered offering following the Initial Public Offering, the Company shall notify the Members at least ten (10) Business Days prior to the filing of the registration statement with the Commission of its intention to do so. Upon the written direction of any Member, the Company shall include in such registration statement any or all of the Registrable Securities then held by such Member requesting such registration as such Member has directed to be registered.

              (b) Demand Registrations. (i) At any time after six months after the closing of the Company's Initial Public Offering, if and whenever the Company shall receive a written request therefor from an Initial Member (a "Demand Registration"), the Company agrees to prepare and file promptly, but not more than thirty (30) days after such request, a registration statement under the Securities Act covering all, but not less than all, shares of Registrable Securities which are the subject of such request and agrees to use its best efforts to cause such registration statement to become effective as expeditiously as possible and no later than one hundred twenty (120) days after the filing thereof.

              (ii) A request and/or registration shall not constitute a Demand Registration until the registration statement has become effective and remains continuously effective for the lesser of (i) the period during which all Registrable Securities registered in the Demand Registration are sold and (ii) one hundred eighty (180) days; provided, however, that a request and/or registration shall not constitute a Demand Registration if (x) after such registration statement has become effective, such registration or the related offer, sale or distribution of Registrable Securities thereunder is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason not attributable to the Company or other holders of the securities and such interference is not thereafter eliminated or (y) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such Demand Registration are not satisfied or waived. In addition, the applicable Initial Member shall have the right to withdraw any request for a Demand Registration at any time prior to the time that the registration statement in respect of such Demand Registration has become effective (provided that such Demand Registration shall nonetheless be deemed a request for purposes of this paragraph 21(b) unless such withdrawal is based on material adverse information relating to the Company or its condition, business or prospects that is different from that generally known to the applicable Initial Member at the time of the request).

              (iii) The Company shall be obligated to prepare, file and cause to become effective only two registration statements per Initial Member pursuant to this paragraph 21(b), excluding registration statements on Form S-3 which shall not count for purposes of this limitation. The Company shall not be obligated to effect more than one registration on Form S-3 under this paragraph 21(b) during any twelve-month period.

              (iv) If the Initial Member making a Demand Registration intends to distribute the Registrable Securities covered by their request by means of an underwriting, such Initial Member agrees to provide the Company with the name of the managing underwriter or underwriters (the "managing underwriter") that it proposes to employ. In such event, the right of any Initial Member to registration pursuant to this paragraph 21(b), shall be conditioned upon such Initial Member's participation in such underwriting and the inclusion of such Initial Member's Registrable Securities in the underwriting to the extent requested and to the extent provided herein. All Initial Members proposing to distribute their Registrable Securities through such underwriting agree to enter into (together with the Company) an underwriting agreement with the underwriter or underwriters selected for such underwriting, in the manner set forth above, provided that such underwriting agreement is in customary form and is reasonably acceptable to the Company and the applicable Initial Member.

              (c) Priority in Registration. Notwithstanding any other provision of this Section 21, if the managing underwriter of an underwritten distribution advises the Company and the Initial Member requesting participation in the distribution ("Requesting Member") and the other holders of Registrable Securities participating in a Demand Registration in writing that in its good faith judgment the number of shares of Registrable Securities requested to be included in such registration exceeds the number of shares of Registrable Securities which can be sold in such offering without adversely affecting the marketability of the offering, then the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities of each Requesting Member, pro rata, in proportion to its Percentage Interest in the Company, (iii) third, the Registrable Securities of any other Members, pro rata, in proportion to their Percentage Interest in the Company, and (iv) fourth, the other securities requested to be included in such registration. Those Registrable Securities and other securities which are excluded from the underwriting by reason of the managing underwriter's marketing limitation and all other Registrable Securities not originally requested to be so included shall not be included in such registration and shall be withheld from the market by the holders thereof for a period, not to exceed one hundred eighty (180) days, which the managing underwriter reasonably determines is necessary to effect the underwritten public offering.

              (d) Registrable Securities. For purposes of this Section 21, "Registrable Securities" shall mean the securities representing the equity interests in the successor corporate entity into which membership interests in the Company shall be convertible following the Corporate Conversion and Initial Public Offering, and any securities issued successively in exchange for or in respect of the foregoing equity interest, whether pursuant to a merger or consolidation, as a result of any successive share split or reclassification of, or share dividend on, any of the foregoing or otherwise, provided, however, that such securities shall cease to be Registrable Securities when (i) a registration statement registering such securities under the Securities Act has been declared effective and such securities have been sold or otherwise transferred by the Member pursuant to such effective registration statement or (ii) such securities are eligible for resale and freely tradeable without any volume limitation or restriction pursuant to Rule 144 (or any successor provision) promulgated under the Securities Act.

         22. Limited Liability. Except as otherwise provided by the Act, the expenses, debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the expenses, debts, obligations and liabilities of the Company, and no Member, Manager or officer of the Company (including a person having more than one such capacity) shall be personally liable for any such expense, debt, obligation or liability of the Company solely by reason of acting in such capacity, except as otherwise provided by the Act.

         23. Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless any person who is or was a Member, Manager or officer of the Company (collectively, the "Indemnified Parties") from and against any and all losses, claims, damages, liabilities, penalties, judgments, suits, costs or expenses of whatever nature (each a "Claim"), as incurred, arising out of or relating to the performance, or failure to perform, any act by such person, on behalf of the Company, in the capacity of a Member, Manager or officer of the Company; provided that such indemnification shall not apply to any such person if such Claim resulted directly from the gross negligence, bad faith or willful misconduct of such person.

         24. Insurance. The Company shall purchase and maintain insurance, in such reasonable amount as determined by the Board of Managers from time to time, on behalf of the Indemnified Parties, whether or not the Company would have the power to indemnify any such party against such liability under the provisions of the Act or this Agreement.

         25. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the unanimous written consent of the Members, (ii) at any time there are no Members unless the business of the Company is continued in a manner permitted by the Act, or (iii) the entry of a decree of judicial dissolution under ss. 18-802 of the Act.

         26. Representation and Warranties.

              (a) Each Initial Member represents and warrants to the other Initial Member that such Member and each of its Affiliates (other PVI and its subsidiaries (the "PVI Subsidiaries")) does not have any contractual rights against any of the PVI Subsidiaries ("PVI Rights"), except, (i) with respect to Holding, its existing intellectual property rights, and (ii) with respect to Presencia en Medios, S.A. de C.V. ("Presencia"), PiM's parent, (x) its unsecured rights against Publicidad Virtual, S.A. de C.V. ("Publicidad") pursuant to a certain guaranty made by Presencia of a $200,000 bank loan to Publicidad by BBV Bancomer, and (y) its rights against Publicidad with respect to certain loans to Publicidad by Presencia in the aggregate principal amount of $200,000 (the "Publicidad Loans") that are secured only by Publicidad's receivables, and Presencia and PiM further represents and warrants to Holding that each loan referenced in (x) and (y) is fully repayable by Publicidad at any time without penalty. Each Initial Member hereby waives any PVI Rights that it may have upon the Company's acquisition of the PVI Subsidiaries at the time of the Closing.

              (b) Presencia represents and warrants to Holding that Presencia has duly and properly transferred or assigned to PiM all of Presencia's and its Affiliates' rights, titles and interests in the debt and equity of PVI or any of the PVI Subsidiaries (together, the "Assigned Presencia Property"), including the following: (i) certain secured convertible notes dated February 18, 2003, March 20, 2003 and April 4, 2003, issued by PVI to Presencia in the aggregate principal amount of $2,650,000 (collectively, the "Presencia Notes") plus accrued interest thereon from the respective dates of issuance; (ii) 1,336,711 shares of PVI's common stock, including 26,784 shares held in escrow pursuant to the Reorganization Agreement, dated December 28, 2000, among Presencia, PiM, Eduardo Sitt, David Sitt, Roberto Sonabend, PVI and others; (iii) certain warrants to purchase 586,773 shares of PVI's common stock, issued to Presencia;
(iv) the guaranteed loan agreement, dated May 23, 2003, between Presencia and Publicidad with respect to the Publicidad Loans (the "Publicidad Loan Agreement") and (v) the note purchase and security agreement, dated as of February 18, 2003, among PVI, Presencia and PVI Holding, as amended (the "Presencia Security Agreement"), and that, other than such Assigned Presencia Property, neither Presencia nor any of its Affiliates directly or indirectly owns or holds any equity or debt interest in PVI or any of the PVI Subsidiaries.

         27. Corporate Opportunity. The Members shall not be obligated to offer to the Company or its subsidiaries any business opportunities of any kind by reason of such Member's ownership of an interest in the Company or otherwise.

         28. Amendment. This Agreement may be amended, supplemented, repealed or waived only upon the prior written consent of the Company and the Initial Members.

         29. Consent to Jurisdiction. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 34 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

         30. Definitions

              "Affiliate" shall mean, as to any person, any other person Controlling, Controlled by, or under common Control with, such person.

              "Business Day" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

              "Commission" shall mean the U.S. Securities and Exchange
Commission.

              "Control" shall mean, as to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities or Company interests, by contract or otherwise.

              "Initial Members" shall mean Holding and PiM and their Permitted Transferees pursuant to a Permitted Transfer.

              "Initial Public Offering" shall mean the Company's first offering of newly-issued or outstanding equity securities that are registered with the Commission under the Securities Act.

              "Securities Act" shall mean the Securities and Exchange Act of 1933, as amended.

              "Voting Members" shall be Holding and PiM to the extent each has a Percentage Interest greater than 20% at the time of such determination.

         31. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware without regard to principles of conflict of law.

         32. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

         33. Counterparts. This Agreement may be executed in multiple counterparts. Each counterpart shall be an original, but altogether shall constitute one and the same instrument.

         34. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by telecopier or reputable overnight courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to each party hereto at the addresses below:

              (a) If to Holding:

                  PVI Holding, LLC
                  c/o Cablevision Systems Corporation
                  1111 Stewart Avenue
                  Bethpage, New York 11714
                  Attn: General Counsel
                  Facsimile: (516) 803-2577

                  With a copy (which shall not constitute notice) to:

                  Sullivan & Cromwell LLP
                  125 Broad Street
                  New York, New York 10004
                  Attn: Robert W. Downes
                  Facsimile: (212) 558-3588

              (c) If to PiM:

                  Presence in Media, LLC
                  c/o Presencia en Medios, S.A. de C.V.
                  Palmas # 735-206
                  Mexico DF 11000
                  Attn: Eduardo Sitt

                  With a copy (which shall not constitute notice) to:

                  Arent Fox Kintner Plotkin & Kahn, PLLC
                  1675 Broadway
                  New York 10019
                  Attn: Steven Dreyer
                  Facsimile: (212) 484-3990

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party given in accordance with the forgoing.

         IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first above written.



                                         PVI Holding, LLC



                                         By:
                                             ----------------------------------
                                               Name:
                                               Title:


                                         Presence in Media, LLC



                                         By:
                                             ----------------------------------
                                               Name:
                                               Title:

                                         Presencia en Medios, S.A. de C.V.



                                         By:
                                             ----------------------------------
                                               Name:
                                               Title:

                                     MEMBERS


       NAME AND BUSINESS ADDRESS                          PERCENTAGE INTEREST
       -------------------------                          -------------------

PVI Holding, LLC                                                  63%
1111 Stewart Avenue
Bethpage, New York 11714

Presence in Media, LLC                                            37%
c/o Presencia en Medios, S.A. de C.V.
Palmas #735-206
Mexico DF 11000
Mexico

                                   SCHEDULE B


                        SCHEDULE OF CAPITAL CONTRIBUTIONS

-----------------------------------------------------------------------------------------------------------
          DATE                           PVI HOLDING                            PRESENCE IN MEDIA
-----------------------------------------------------------------------------------------------------------
May      , 2003             All rights, title and interest in the    All rights, title and interest in the
                            equity or debt of PVI or any of its      equity or debt of PVI or any of its
                            subsidiaries held, directly or           subsidiaries held, directly or
                            indirectly, by PVI Holding, including    indirectly, by Presence in Media or
                            the following: $5,000,000 secured        any of its Affiliates, including the
                            convertible note issued by PVI plus      following: Presencia Notes plus
                            accrued interest thereon from the date   accrued interest thereon from the
                            of issuance; the note purchase and       respective dates of issuance;
                            security agreement, dated as of June     Presencia Security Agreement;
                            25, 2002, between PVI and PVI Holding;   3,881,146 shares of common stock of
                            4,000,000 shares of common stock of      PVI, including 535,671 shares held in
                            PVI; warrants to purchase 12,903,193     escrow; warrants to purchase 1,572,027
                            shares of PVI's common stock; and        shares of PVI's common stock; the
                            $700,000 in cash                         Publicidad Loan Agreement and $500,000
                                                                     in cash
-----------------------------------------------------------------------------------------------------------